Exhibit 10.1

EXECUTION COPY

In re Adelphia Communications Corp., et al.

Second Amended and Restated Agreement Concerning Terms and Conditions of a Modified Chapter 11 Plan

This Second Amended and Restated Agreement dated as of July 21, 2006 (the “Execution Date”), is entered into by and among the undersigned Parties (as defined below) in the chapter 11 cases of In re Adelphia Communications Corp., et al., Chapter 11 Case No. 02-41729 (REG).

WHEREAS, representatives of the ad hoc committee of holders of ACC Senior Notes represented by Hennigan, Bennett & Dorman LLP (subject to the limitation in the Fourth Whereas clause, the “ACC Committee”), the ad hoc committee of holders of ACC Senior Notes and Arahova Notes represented by Pachulski Stang Ziehl Young Jones & Weintraub LLP (the “Committee II”), the Ad Hoc Committee of Arahova Noteholders (the “Arahova Committee”), the Ad Hoc Committee (the “FrontierVision Committee”) of holders of FrontierVision Opco Notes Claims and FrontierVision Holdco Notes Claims (together, the “FrontierVision Notes Claims”), and W.R. Huff Asset Management Co., L.L.C. (“Huff”) (collectively, the “Creditor Parties”), and representatives of the Debtors, the Official Committee of Unsecured Creditors (the “Creditors’ Committee”) and a monitor (the “Monitor”) appointed by the Bankruptcy Court, attended meetings in Poughkeepsie, New York and New York, New York and participated in several telephone conference calls in an effort to reach a global compromise and settlement of all disputes among the parties.

WHEREAS, on June 21, 2006, the Committee II, the Arahova Committee, Huff and the FrontierVision Committee executed that certain Agreement Concerning Terms and Conditions of a Modified Plan (the “Original Term Sheet”).

WHEREAS, after June 21, 2006, representatives of the ad hoc committee of Olympus Noteholders, the ad hoc committee of FPL Noteholders, the ad hoc committee of ACC Trade Claimants (the “ACC Trade Committee”) and the ad hoc committee of Subsidiary Trade Claimants (the “Subsidiary Trade Committee”, and together with the Creditors’ Committee, the ACC Committee (subject to the limitation in the next recital) and the other Creditor Parties, the “New Creditor Parties”) participated in telephone conferences and meetings with the Creditor Parties and the Monitor in an effort to reach further consensus and compromise regarding the terms of the Original Term Sheet.(1)

WHEREAS, on June 30, 2006, certain representatives of the ACC Committee agreed to an Amended and Restated Agreement and agreed to recommend and support the adoption of the terms set forth herein as part of a revised chapter 11 plan.  References in this term sheet to the “ACC Committee” are to those members of the ACC Committee who have agreed or subsequently agree to this term sheet.

(1)             For the avoidance of doubt, parties who may fall under the defined terms Creditor Parties, New Creditor Parties and/or Parties, shall only be entitled to the benefits of this Agreement if they have executed this Agreement.

WHEREAS, on June 30, 2006 counsel to the Subsidiary Trade Committee agreed to seek the approval of the Subsidiary Trade Committee and to recommend that the Subsidiary Trade Committee support the adoption of the terms set forth in the Amended and Restated Agreement as part of a revised chapter 11 plan.

WHEREAS, by the Agreement, dated as of July 5, 2006, the New Creditor Parties agreed to the terms of the Amended and Restated Agreement that superseded in all respects the terms of the Original Term Sheet.

WHEREAS, the New Creditor Parties continued discussions with the Debtors regarding the terms of a Chapter 11 Plan of Reorganization.

WHEREAS, on the Execution Date, the New Creditor Parties agreed that the terms of this Second Amended and Restated Agreement (the “Agreement”) shall supersede in all respects the Amended and Restated Agreement and that other creditors of the Debtors may become a party to this Agreement by execution of a joinder agreement (such other creditors, the New Creditor Parties and the Debtors being the “Parties”).

WHEREAS, the Debtors filed and proposed a Modified Fourth Amended Joint Plan of Reorganization dated April 28, 2006 (the “Plan”),(2) which generally provided for two mutually-exclusive options - a “holdback plan” option that provided for continued litigation of the Inter-Creditor Dispute following the Effective Date (the “Hold Back Plan”), and a “settlement plan” option that provided for resolution of the Inter-Creditor Dispute through several Potential Settlements (the “Settlement Plan”).

WHEREAS, on June 27 and 28, 2006, pursuant to section 363 of the Bankruptcy Code and under a modified plan for only certain of the debtors (the “Debtors’ JV Plans”), the Bankruptcy Court approved the sale of substantially all of the Debtors assets to Time Warner Cable and Comcast pursuant to the Purchase Agreements, as amended, the Registration Rights Agreement and the Comcast side letter executed by the Debtors (the “363 Documents”).

WHEREAS, confirmation of a “global plan” for the remaining chapter 11 debtors not subject to the Debtors’ JV Plan (the “Debtors”) as soon as practicable will materially reduce the burdens on the estates resulting under the 363 Documents and from continued operation under chapter 11 protection.

WHEREAS, the New Creditor Parties desire to overtake, resolve, compromise and settle the Motion In Aid process and all issues related thereto.

WHEREAS, the Parties desire to overtake, amend and modify the Plan, eliminate the legal infirmities and impediments, if any, related to the TWC Sale and the 363 Documents and reduce the costs associated with the estates’ continued operation under chapter 11 protection, consistent with the terms of this Agreement.

(2)             While certain of the New Creditor Parties view the Plan as null and void and of no force and effect, necessarily and for ease of reference only, capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

WHEREAS, the Parties have agreed, subject to the terms and conditions set forth herein, that the Plan and Disclosure Statement will be modified, amended and re-documented so that the Plan will incorporate a global compromise and settlement pursuant to Bankruptcy Rule 9019 (the “Settlement”) pursuant to which, among other things, in addition to the $635 million of value designated for transfer to creditors of ACC in the Debtors’ Settlement Plan (the “Initial ACC Settlement Consideration”), creditors of ACC will also receive on the Effective Date (a) an added $270 million from third party give ups (the “Third Party Give Ups”); (b) an added $125 million advance (the “Incremental Arahova Advance”) from Arahova; (c) a give up of $50 million from Arahova (the “Arahova Give Up”); and (d) potential additional value from “Identified Sources”, for a total amount of not less than $445 million in additional settlement consideration (collectively, (a), (b), (c), and (d) are the “Incremental ACC Settlement Consideration”), meaning that an aggregate of settlement consideration of not less than $1.080 billion of Plan distributions (the “ACC Effective Date Settlement Distribution”), exclusive of CVV Interests, will be made available for distribution to holders of the ACC Senior Notes Claims and the ACC Trade Claims(3) on the Effective Date.

WHEREAS, the New Creditor Parties have agreed that, subject to the terms and conditions hereof, the Plan should provide for the treatment of Claims against the Subsidiary Debtors and ACC as set forth herein.

WHEREAS, the Parties acknowledge the benefits and enhanced value to all stakeholders to be derived from implementation of the Settlement as compared with the Plan as currently structured and the additional and material costs, undertakings and obligations resulting from the continuation of the Motion In Aid process and the continued operation of the Debtors in chapter 11.

WHEREAS, the New Creditor Parties agree that, for purposes of initial distributions on the Effective Date, the Deemed Value of the TWC Class A Common Stock is $4.85 billion and that there shall be a true-up mechanism as more fully set forth herein.

WHEREAS, the Parties recognize and agree that consistent with section 510 of the Bankruptcy Code and the absolute priority rule, except as otherwise provided herein and unless otherwise agreed by the Parties, there will be no distributions other than junior CVV Interests to the holders of the ACC Subordinated Notes or to holders of equity interests in ACC.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each of the Parties to this Agreement hereby agrees as follows:

1.             Each of the undersigned Parties will (a) except in the case of the Debtors with respect to provisions of the Modified Plan for which they are not co-proponents, support and authorize, notwithstanding prior directives to the contrary, a revised, modified and amended chapter 11 plan incorporating the terms, conditions and modifications set forth herein and containing no other plan provisions that are in conflict with this Agreement unless every affected Party consents in writing; and (b) in the case

(3)           For purposes of this Agreement, the ACC Trade Claims shall also include Other Unsecured ACC Claims.

of the New Creditor Parties use best efforts to obtain a written agreement supporting (subject to the receipt of an approved Disclosure Statement consistent herewith) such revised, modified and amended chapter 11 plan from the other members of their respective ad hoc committees.  All Parties shall support such plan (in the case of the Debtors, to the extent they are co-proponents) and to refrain from actions detrimental to confirmation of such plan.  Upon execution of this Agreement by the Parties, the Debtors and Creditors’ Committee, as co-proponents,(4) in cooperation with the other Parties, shall prepare and file with the Bankruptcy Court a revised, modified and amended plan wholly consistent with all provisions, terms and conditions of this Agreement (the “Modified Plan”) and the Parties shall take all action and file all pleadings to obtain confirmation of the Modified Plan.  Each of the co-proponents of the Modified Plan shall not withdraw, amend or modify the Modified Plan without the consent of the other co-proponent, not to be unreasonably withheld or delayed, provided, however, it shall not be unreasonable for a co-proponent to withhold consent to a proposed change that is inconsistent with this Agreement.

2.             The Modified Plan shall contain the following terms and conditions:

Treatment of Bank Claims                                                                                               (i) The Bank Claims (both Agent and Non-Agent) are Disputed Claims and subject to disallowance in whole or in part.  The Debtors (subject to any limitations imposed by order of the Bankruptcy Court) and/or the Creditors’ Committee (and their applicable successors under the Modified Plan) will pursue objections to all such Claims under all applicable provisions of the Bankruptcy Code, including among others, all applicable provisions of section 502, including subsection (d).  Until either (x) all such disputes with regard to the Bank Claims have been resolved pursuant to an agreement among the Banks,(5) the Debtors, the Creditors’ Committee, the FrontierVision Committee, the Arahova Committee, the ACC Committee, the Committee II and Huff, or (y) the Bank Claims have been Allowed by a Final Order, all Bank Claims are Disputed Claims. Unless and until otherwise Allowed, notwithstanding the occurrence of the Effective Date, no Bank may receive any distributions, and the Liens and/or security interests securing such Claims shall be transferred to and shall attach to the proceeds of the Sale Transactions (which proceeds will be retained by the Debtors pending resolution of the Disputed Bank Claims) in an amount sufficient to pay in full the maximum amount of the Disputed Bank Claims as determined by the Bankruptcy Court.  If and when such Bank Claims are Allowed, the

(4)             With respect to the treatment of Bank Claims, the Creditors’ Committee shall be the sole proponent, and the Debtors shall not be a proponent with respect to the treatment of the Bank Claims.

(5)             “Banks” shall mean all Bank Lenders.

Banks shall receive a Cash distribution sufficient to give them the full amount to which they are entitled under the Bankruptcy Code with respect to such Allowed Claims, giving effect to all applicable provisions of the Code, including without limitation sections 502, 506 and 510.  The Parties acknowledge it is the Debtors’ position that the Debtors are obligated not to withhold distributions with respect to the Bank Claims (and are required to oppose such a withholding), absent a court order to the contrary.

(ii) The Creditors’ Committee (i.e. as sole proponents of the Modified Plan with respect to the Bank Claims) shall have the right to assert that the Bank Claims are unimpaired pursuant to section 1124 of the Bankruptcy Code, and/or to seek to unimpair the Bank Claims.  In the event that the Bankruptcy Court determines that the Bank Claims are impaired, and the Classes of Bank Claims reject the Modified Plan, the Creditors Committee as proponents of the Modified Plan with respect to the Bank Claims will seek confirmation of the Modified Plan over such rejection in accordance with section 1129(b) of the Bankruptcy Code.

The Parties stipulate to continue their good faith negotiations with the Banks regarding the Banks’ plan treatment.

Bank Election                                                                                                                                                                       The Modified Plan shall provide that each Bank will have the right to elect to receive payment in full in Cash on the Effective Date of all outstanding principal and all accrued interest at the non-default interest rate in effect at the Commencement Date, subject to disgorgement upon the entry of a Final Order directing the return of some or all of such distribution (a “Disgorgement Order”).  The Modified Plan shall also provide that any Bank making such election shall be deemed to have waived any objection to confirmation of the Modified Plan and any claim or entitlement to additional interest, post-Effective Date fees and expenses, and/or indemnification, and shall be deemed to have agreed to comply with any Disgorgement Order directed to it.  Any Agent Bank electing the above treatment will be entitled to recover reasonable attorneys’ fees through the Effective Date as determined by a Final Order or pursuant to a mutual agreement among the Agent Bank, the Creditors’ Committee, the FrontierVision Committee, the Arahova Committee, the ACC Committee, the Committee II and Huff.  In addition, if all of the Non-Agent Banks elect such treatment, the Ad Hoc Committee of Non-Agent Secured Lenders will be entitled to seek on behalf of such Committee’s professionals reimbursement of their fees and expenses incurred in connection with the Debtors’ cases by submitting an application for reimbursement pursuant to sections 503(b)(3) and (4) of the Bankruptcy Code based upon their having made substantial contributions to the Debtors’ cases.

Lender Indemnification Funds                                                                                The Modified Plan will not provide the Banks with any amounts for reimbursement or payment of their fees or expenses until such Claims become Allowed Claims.  Pursuant to the Settlement, the amount currently reserved under the Plan will be released and distributed to ACC.

Treatment of Subsidiary
Creditors

Arahova                                                                                                                                                                                                 Holders of Arahova Note Claims will receive payment in full of all principal and accrued interest at the simple, non-default contract rate through the Effective Date, provided that a total of $750 million comprised of: (i) $575 million of value contemplated by the Settlement Plan (the “$575 million Give Up”), (ii) the Incremental Arahova Advance of $125 million, plus (iii) the Arahova Give Up of $50 million, of the amounts otherwise distributable to holders of the Arahova Notes Claims will be transferred to ACC for distribution to the holders of the ACC Senior Notes Claims and the ACC Trade Claims.  The Incremental Arahova Advance and the Arahova Give Up shall bear interest from the Effective Date at the rate of 5% per annum (simple, non-compounded) until each is repaid as described below. In addition, after payment of the amounts under the Government Settlement, 50% of the next $1 billion of proceeds from the CVV (subject to the FrontierVision CVV Percentage) and 25% of the CVV proceeds in excess of such next $1 billion (subject to the FrontierVision CVV Percentage) will be allocated to holders of the Arahova Notes Claims until the holders of the Arahova Notes Claims have received $575 million plus all amounts paid by Arahova on account of the Arahova Fees (as defined below).  After the holders of the Arahova Notes have received such amounts, they shall receive 20% of the remaining CVV proceeds (subject to the FrontierVision CVV Percentage) until interest accrued on the $575 million Give Up at the rate of 8.9% per annum (simple, non-compounded) has been paid without double counting, with the remaining proceeds to be distributed to holders of ACC Senior Notes Claims and ACC Trade Claims.  For the avoidance of doubt, interest on the $575 million Give Up shall accrue at 8.9% (simple, non-compounded), but shall only be paid from the 20% of the CVV proceeds allocated to Arahova (subject to the FrontierVision CVV Percentage) following payment in full of the $575 million Give Up and the Arahova fees.  After all outstanding principal and accrued interest through the Effective Date has been paid to the holders of the Arahova Notes Claims, the FrontierVision Notes Claims, the ACC Senior Notes Claims and the ACC Trade Claims, the CVV proceeds will be used to repay the Arahova Give Up plus accrued interest until such amounts are paid in full.

In addition to the CVV proceeds described above, the $125 million Incremental Arahova Advance plus interest thereon shall be repaid and satisfied dollar for dollar from and shall have first and sole priority in the following sources (the “Identified Sources”) as and when the same are available for distribution.

(i)                                    Any amount of the non-sale related contingent tax reserves (estimated at $811 million) established by the Debtors in excess of $300 million that is released.

(ii)                                 Any reduction of the Litigation Prosecution Fund from the proposed amount of $50 million to a reduced fund amount of $25 million or less.

(iii)                              Any reduction of the $100 million amount of the currently proposed reserves for post-Effective Date Administrative Expenses (inclusive of amounts reserved under the JV Plan).

(iv)          [Intentionally omitted]

(v)                                Any reduction of the tax attributable to gains on the Sale Transactions below $655 million; provided, however, that the $655 million benchmark will be adjusted lower for (1) a plan value of $4.85 billion for TWC Class A Common Stock, and (2) the use of state net operating losses to reduce the tax liability to $443 million.

(vi)                             Any amounts earmarked for distribution to ACC Senior Notes Claims by the Government under the Government Settlement or through the Modified Plan. The New Creditor Parties shall undertake steps to cause the Government to distribute the maximum amount of the Government Settlement for the account and benefit of ACC Senior Notes Claims; provided, however that nothing herein shall be deemed to prohibit any Party from seeking to obtain such distributions for the benefit of other ACC securities in which such party has an interest.

No payment on the $125 million Incremental Arahova Advance shall come from the CVV.  Prior to the Effective Date, all New Creditor Parties, and following the Effective Date, all Parties, the Plan Administrator and the CVV Directors shall use their best efforts to cause the Identified Sources to be released and/or maximized to the fullest extent possible.

FrontierVision                                                                                                                                                                    Holders of the FrontierVision Notes will receive payment in full of all principal and accrued interest at the simple, non-default contract rate through the Effective Date, provided that, $85 million (the “FrontierVision Give Up”) (comprised of the $60 million contained in the Settlement Plan plus an additional $25 million) will be transferred for distribution to the holders of the ACC Senior Notes Claims and the ACC Trade Claims.  The FrontierVision Committee shall determine in its sole discretion the allocation of the FrontierVision Give Up between the FrontierVision Holdco Notes and FrontierVision Opco Notes.

With respect to the $85 million FrontierVision Give Up, holders of the FrontierVision Notes participating in the FrontierVision Give Up following the allocation of the FrontierVision Give Up between the FrontierVision Holdco Notes and FrontierVision Opco Notes (the “Participating FrontierVision Noteholders”) shall be provided with senior CVV interests so that the FrontierVision Notes will dilute the senior CVV interests distributed to ACC and Arahova pro rata to the limited extent as follows: after payment of the amounts due to the Government under the Government Settlement or as otherwise agreed by the Government, with respect to each dollar of CVV recovery, the Participating FrontierVision Noteholders shall receive a percentage of each dollar of CVV recovery (the “FrontierVision CVV Percentage”) as determined, as of the Effective Date, by a fraction the numerator of which shall be $85 million plus any unpaid fees and expenses of the FrontierVision Committee and the FrontierVision Notes Indenture Trustee in excess of the $5 million provided herein, and the denominator shall be (a) the total of the $575 million Give Up by Arahova, plus (b) the dollar value of the ACC deficiency on the Effective Date (meaning the amounts necessary to pay the Allowed amount of all ACC Senior Notes Claims and ACC Trade Claims in full, plus all post-petition interest accrued through the Effective Date); provided that in any event, the FrontierVision CVV Percentage shall be no less than 2.5% per $1 billion of CVV recovery.  CVV proceeds will be distributed to Participating FrontierVision Noteholders in the same manner and at the same time as CVV proceeds are distributed to holders of the Arahova Notes Claims and ACC Notes Claims.

Olympus & FPL Note                                                                                                                              Holders of Olympus Note Claims and FPL Note Claims will receive payment in full of all principal and accrued interest at the simple, non-default contract rate through the Effective Date, provided that up to $30 million of the post-petition interest accrued through July 31, 2006 (the “Olympus & FPL Note Give Up”) will be transferred for distribution to the holders of the ACC Senior Notes Claims and the ACC Trade Claims.  The allocation of the Olympus and FPL Note Give Up among the holders of the Olympus Notes and the holders of the FPL Note shall be determined by agreement of the parties.

Subsidiary Trade/ Other Subsidiary Claims

Holders of Subsidiary Trade Claims and Other Unsecured Subsidiary Claims will receive payment in full of all principal and accrued interest through the Effective Date, provided that $46 million (the “Trade and Other Unsecured Give Up”) (which shall be allocated pro rata between classes of (and the holders of such) Subsidiary Trade Claims (subject to the last paragraph of this Section), on the one hand, and classes of (and the holders of such) Other Unsecured Subsidiary Claims, on the other hand, based on the respective reserves set up for each as described below such that the Give Up for the Subsidiary Trade Claims shall be $39.2 million and the Give Up for the Other Unsecured Subsidiary Claims shall be $6.8 million) will be transferred for distribution to the holders of the ACC Senior Notes Claims and the ACC Trade Claims. Subject to the Trade and Other Unsecured Give Up, the holders of Subsidiary Trade Claims and Other Unsecured Subsidiary Claims will be entitled to post-petition interest at the 8% rate specified in the Plan Support Agreement. The Modified Plan shall separately classify the Subsidiary Trade Claims and the Other Unsecured Subsidiary Claims consistent with the Plan.

The Debtors have disclosed in the April 2006 Disclosure Statement Supplement the existence of $746.4 million in undisputed and disputed Subsidiary Trade Claims

(including accrued interest of $179.9 million estimated through July 31, 2006 which amount shall be increased to accommodate the effective date of the Modified Plan) (the “Trade Reserve”) and $196 million in undisputed and disputed Other Unsecured Subsidiary Claims (including accrued interest of $31.2 million estimated through July 31, 2006 which amount shall be increased to accommodate the effective date of the Modified Plan) (the “Unsecured Reserve” and together with the Trade Reserve, the “Claims Reserves”).(6) To the extent that all Subsidiary Trade Claims are Allowed in an aggregate amount of less than the Trade Reserve, or the Other Unsecured Subsidiary Claims are Allowed in an aggregate amount of less than the Unsecured Reserve, the first $46 million (allocated $39.2 million to Subsidiary Trade Claims and $6.8 million to Other Unsecured Subsidiary Claims) released from the respective reserve shall be paid (with interest earned on such amounts in the reserves) to holders of Subsidiary Trade Claims and Other Unsecured Subsidiary Claims to repay the Trade and Other Unsecured Give Up.  For the avoidance of doubt, (i) if less than $46 million (allocated $39.2 million to Subsidiary Trade Claims and $6.8 million to Other Unsecured Claims) is released from the Claims Reserves, the Trade and Other Unsecured Give Up shall not be repaid from any other sources, (ii) no holder of a Subsidiary Trade Claim or Other Unsecured Subsidiary Claim shall receive in excess of the face amount of their Claim plus (x) interest accrued through the Effective Date at a rate of 8% (simple, non-compounded), (y) earnings by any holder of a Disputed Claim that subsequently becomes Allowed on any Cash, stock or other property in any reserves established for the payment of such Claims, and (z) any interest earned on the Cash in the respective reserves used to repay such holder’s Trade and Other Unsecured Give Up and (iii) holders of Subsidiary Trade Claims will only be repaid from the Trade Reserve and holders of Other Unsecured Subsidiary Claims will only be repaid from the Unsecured Reserve.

The Subsidiary Trade Committee shall have input on the allocation of the Trade and Other Unsecured Give Up among Debtors and Debtor Groups.

Existing Securities Laws Claims                                                                          Existing Securities Laws Claims (i.e. against the Subsidiary Debtors), to the extent Allowed, shall, if their respective classes vote to accept the Modified Plan, receive junior CVV interests, junior in all respects to the payment in full

6                     All of the numbers in the preceding sentence include Trade Claims and Other Unsecured Claims against the JV Debtors which will be satisfied pursuant to the Debtors’ JV Plans.

including post-petition interest and CVV interest to Arahova Notes Claims, ACC Senior Notes Claims, ACC Trade Claims and FrontierVision Notes Claims but senior to any CVV interests distributed to holders of junior debt and equity.

Treatment of Claims Asserted

Against the Holding Company

Debtors

Total Distribution                                                                                                                                                 Subject to the repayment of the Incremental Arahova Advance of $125 million plus interest solely as provided herein, on the Effective Date, the Holding Company Debtor Group shall receive the following amounts, and cause them to be distributed in accordance with the allocation described below:  (a) the Initial ACC Settlement Consideration of $635 million; plus (b) the $445 million of Incremental ACC Settlement Consideration; plus (c) after payment of the amounts under the Government Settlement, 50% of the next $1 billion of proceeds of the CVV (subject to the FrontierVision CVV Percentage of such $1 billion (i.e., no less than $25 million) being distributed to the Participating FrontierVision Noteholders), 75% of the CVV proceeds in excess of such next $1 billion (subject to the FrontierVision Percentage of such $1 billion (i.e., no less than $25 million) being distributed to the Participating FrontierVision Noteholders), until such time as the $575 million Give Up and the fees and expenses reimbursed by the Debtors and allocated to Arahova have been repaid in full, and thereafter 80% of the CVV proceeds (subject to the FrontierVision CVV Percentage of the remaining CVV proceeds being distributed to the Participating FrontierVision Noteholders) until all interest earned on the $575 million Give Up has been paid to Arahova; plus (d) interest earned on the CVV consistent with the Arahova treatment, supra (Treatment of Subsidiary Creditors — Arahova); plus (e) any remaining Sale Proceeds and any other remaining property after distribution to the Subsidiary Debtors.

Allocation                                                                                                                                                                                        Distribution to creditors of the Holding Company Debtor Group shall be made on a pro rata basis in respect of the ACC Senior Notes Claims, the ACC Subordinated Notes Claims, ACC Trade Claims and the ACC Other Unsecured Claims, provided that holders of the ACC Senior Note Claims shall receive the benefit of subordination of the ACC Subordinated Notes.(7)

7                                        The existence and enforceability of the contractual subordination rights of the Rigas Subordinated Note Claims shall be determined by the Bankruptcy Court.

Incremental ACC Settlement Consideration	The minimum of $270 million portion of the Incremental ACC Settlement Consideration (the “Third Party Give Ups”) shall be obtained from any combination of the following sources:

(1)                                  The up to $30 million Olympus & FPL Note Give Up;

(2)                                  The $25 million FrontierVision Give Up in excess of $60 million;

(3)                                  The $46 million Trade and Other Unsecured Give Up;

(4)                                  The $175 million that the Debtors have earmarked in the Plan for the Lender Indemnification Funds or otherwise to the Banks; and

(5)                                  The Identified Sources in excess of the amounts necessary to repay the Incremental Arahova Advance.

Junior Creditors and Equity Interests                                            Because the value of the Debtors’ estates is insufficient to provide any distributions to holders of junior Claims and equity interests, junior creditors and equity interests are not entitled to a distribution under the Modified Plan.  In order to facilitate a consensual confirmation of the Modified Plan, however, the bondholders and other senior unsecured creditors that accept the Modified Plan will be deemed to have agreed, out of largess, to provide holders in each class of junior creditors and equity interests that vote to accept the Modified Plan with junior CVV Interests.  Such CVV Interests shall be junior and subordinate in all respects to payment in full of all principal, accrued pre- and post-petition interest (including interests earned on the CVV Interests) and fees and expenses payable in accordance with the terms herein.  In the event a class of junior creditors or equity holders does not accept the Modified Plan, the junior CVV Interests allocated to it shall be cancelled.

Matters Relating to the APA

Debtors’ Duties                                                                                                                                                           The Debtors shall, in the context of any ongoing activities relating to the Sale Transactions, use their best efforts to maximize the value and minimize the costs of the Sale Transactions to the fullest extent possible consistent with existing contractual commitments and applicable law.

Taxes related to the Purchase Agreements

The Debtors will use their best efforts to ensure that the Sale Transactions are effectuated in the most tax efficient manner so that the Debtors receive maximum tax efficiency. The Parties shall cooperate to enter into reasonable agreements and the co-proponents shall seek appropriate findings or other relief from the Bankruptcy Court based upon record evidence to the extent necessary or desirable to achieve such results. Such findings shall be made in connection with confirmation of the Modified Plan and the Parties agree that no such findings shall prejudice any party in the MIA proceedings in any respect and such findings shall not be admissible in any further MIA proceedings in the event that the Effective Date does not occur.

Contingent Value Vehicle

Governance                                                                                                                                                                                The CVV shall be governed by a five (5) member board of directors.  The ACC Committee shall choose two (2) members and each of Huff and the Committee II shall select one member of the CVV board.  The remaining member shall be selected by the unanimous consent of the ACC Committee, Huff and Committee II.  If such parties cannot unanimously agree on the fifth member of the CVV Board, such board member shall be elected by holders of the ACC Senior Notes, the Arahova Notes and the FrontierVision Notes Claims (in proportion to the amounts of CVV Interests held by such persons) on the record date for such election.  Such election shall be conducted by the Debtors subject to the supervision of the Bankruptcy Court with a record date of entry of a Confirmation Order.  Each $1,000 bond shall be entitled to one vote.  The nominee that receives the highest number of votes shall be elected.  Cumulative voting shall not be permitted.  In such an election, persons or entities holding, in the aggregate, no less than $100 million in aggregate principal amount of unpaid bonds or notes that are to receive distributions from the CVV may nominate persons to serve as a director of the CVV.  Each of the CVV board members shall be qualified to serve as a director for a public corporation (and in the case of the initial directors, disclosed to the Debtors at least five (5) business days prior to the confirmation hearing) and without regard to appointment, shall be fiduciaries for and shall exercise sound business judgment and fiduciary duties on behalf of all holders of CVV interests.  The CVV governance documents shall be reasonably satisfactory to each of the Parties receiving CVV Interests hereunder.

Transferability                                                                                                                                                                  The CVV interests shall be transferable.  The Parties acknowledge that the transferability of the CVV interests shall be subject to the requirements of applicable law, and nothing herein (including provisions regarding plan proponency) shall require a Party to violate applicable law.  To the extent required, each of the board members shall satisfy applicable requirements of law and listing exchanges to permit the CVV interests to be freely transferable.  The requirement that the CVV interests be transferable may be waived only by joint consent of the ACC Committee, FrontierVision Committee, Arahova Committee, Committee II and Huff.

Interest                                                                                                                                                                                                       The CVV Interests shall be issued in $1,000 denomination and each CVV Interest shall bear interest at the rate of 8.9% per annum (without double counting).  Interest shall accrue and continue to bear interest until payment in full of the ACC Senior Notes Claims and the ACC Trade Claims plus accrued interest through the Effective Date.

Miscellaneous Plan Provisions

Government Settlement                                                                                                                    With respect to the $715 million Government Settlement, the New Creditor Parties believe that, consistent with the absolute rule of priority, the $715 million should be distributed to holders of the ACC Senior Notes Claims, the Arahova Notes Claims, the FrontierVision Notes Claims, the Olympus Notes Claims and holders of ACC Trade Claims.  The Debtors will facilitate discussions between the New Creditor Parties and the United States Attorney for the Southern District of New York in connection with the New Creditor Parties’ efforts to obtain the consent of the United States Department of Justice (the “DOJ”) for the $715 million to be distributed as provided herein.  The Debtors shall (to the extent permitted by the third sentence of Section 2 of the letter agreement with the U.S. Department of Justice, dated April 25, 2005) advocate that the Government distribute the Restitution Fund as provided herein.

True-up Mechanism                                                                                                                                    A reserve (the “Reserve”) of TWC Class A Common Stock or Cash to the extent there is not sufficient stock available) shall be created and withheld from initial Effective Date distributions (the “Reserve Stock”) pending a market valuation of such stock (the “Market Value”).  Such Reserve shall be sufficient to permit the upward or downward adjustment of the total number of shares received as final satisfaction of any non-ACC claim based upon a Market Value that is up to fifteen percent higher or lower than Deemed Value (the “True-Up Differential”).  If the Comcast Redemption occurs prior to October 20, 2006, or if Comcast has waived its preemption rights prior to October 20, 2006, the Market Value shall be based upon the 60 day (the “Test Period”) volume weighted average trading price commencing on the first business day that is 60 days following the initial distribution (the “Waiting Period”).  If the Comcast Redemption has not occurred prior to October 24, 2006, and Comcast has not waived its preemption rights, the Test Period and the Waiting Period shall be each shortened to the extent necessary to provide for the distribution of Reserve Stock no later than October 31, 2006, but in no event shall the Test Period be less than 14 calendar days.  If reserving for a True-Up Differential of up to fifteen percent would prevent the Debtors from making an initial distribution of TWC Class A Common Stock through the Modified Plan pursuant to section 1145 of the Bankruptcy Code (without an initial public offering) that constitutes a “Termination Event” as defined in the Adelphia Registration Rights Agreement, the maximum amount of stock that permits such initial distribution to be made through the Modified Plan under the TWC Sale Documentation (without an initial public offering) and still constitute a “Termination Event” shall be reserved and the balance shall be reserved in Cash.  After completion of the Test Period, Reserve Stock shall be released and distributed accordingly such that the total amount of TWC Class A Common Stock received on account of any non-ACC claim shall be based upon the Market Value; provided, however, that any true-up (or true-down) is limited to the amount of Reserve Stock (or cash reserved in lieu thereof) available and shall not exceed a True-Up Differential of greater than fifteen percent.  For the avoidance of doubt, no creditor shall be required to return any TWC Class A Common Stock or other Plan Consideration once distributed.  All amounts reserved but not released and distributed to non-ACC creditors following the Test Period shall be released and distributed to the creditors of ACC in accordance with the treatment otherwise provided herein.

Non-Sale Related Tax Reserve                                                                                With respect to the tax reserves for taxes other than those that result from the asset sales contemplated by the Purchase Agreements, the Parties shall cooperate to enter into reasonable agreements and the co-proponents shall seek appropriate findings or other relief from the Bankruptcy Court based upon record evidence to the extent necessary or desirable to achieve maximum tax efficiency.  Such findings shall be made in connection with confirmation of the Modified Plan and the Parties agree that no such findings shall prejudice any party in the MIA proceedings in any respect and such findings shall not be admissible in any further MIA proceedings in the event the Modified Plan is not substantially consummated.

Compensation and Reimbursement                                                       The Parties shall support in all respects, and the Modified Plan shall provide for, reasonable compensation and reimbursement of all fees and expenses that have been properly documented for the FrontierVision Committee, the Arahova Committee, the ACC Committee, the Committee II, the ACC and Subsidiary Trade Committees, Huff and the Indenture Trustees for the FrontierVision, ACC and Arahova Notes pursuant to section 503(b)(3) and (4) of the Bankruptcy Code.  All of the fees and expenses of the Arahova Committee shall be allocated to Arahova, one-third of the Committee II’s fees and expense shall be allocated to Arahova and the remainder to ACC and, the fees and expenses of Huff shall be allocated to Arahova and ACC based upon holdings and the fees of the FrontierVision Committee in excess of $5 million shall be allocated to FrontierVision (the fees and expenses allocated herein to Arahova are referred to as the “Arahova Fees”).  For greater certainty, and except with respect to an award of professional fees and expenses to the FrontierVision Committee, under Section 503(b)(3) and (4) in an amount up to $5 million and an award under section 503(b)(3) and (4) to the ACC Trade Committee and the Subsidiary Trade Committee in the aggregate amount of up to $5 million, which awards, if any, shall be paid as an administrative expense and without reducing distributions to holders of FrontierVision Note Claims and holders of Subsidiary Trade Claims, respectively, fees allocated to estates pursuant to the preceding sentence shall reduce distributions to the creditors of such estates otherwise specified herein and shall only be recoverable through their CVV participation.  This provision is subject to any requirements of the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure requiring application and approval by the Bankruptcy Court in accordance with United States Trustee guidelines.

Allocation of Consideration                                                                                            All Cash available (after payment or reserve on account of Bank Claims and after funding of plan reserves) on the Effective Date shall be distributed pro rata to holders of Claims against the Subsidiary Debtors and the remainder of the distributions to the holders of Claims against the Subsidiary Debtors shall be made in TWC Class A Common Stock.

Documentation                                                                                                                                                              All documentation shall be in form and substance reasonably acceptable to the Parties.

Releases and Exculpation                                                                                                         The Modified Plan, by agreement of the Parties, shall provide for the mutual release of each of the Parties, its members, professionals and agents for all actions taken in connection with the chapter 11 cases through the Effective Date.  Nothing in this provision shall release any of the Parties’ obligations hereunder.  The Modified Plan shall provide for releases for the Debtors, their directors, officers, employees, professionals and agents to the same extent as set forth in the Plan.

Plan Administrator                                                                                                                                            The Parties acknowledge the need to provide for the transition of services following the closing of the Sale Transaction and that it would be in the best interests of the Debtors’ estates to commence the process for the transition of services as soon as is reasonably practicable.  The New Creditor Parties shall jointly nominate a Plan Administrator  no later than sixty (60) days after the Execution Date.

3.             [Intentionally omitted].

4.             This Agreement does not include a description of all of the terms, conditions and other provisions to be contained in the Modified Plan and related plan documents, all of which remain subject to discussion and negotiation among the Parties.

5.             Without in any way limiting any of the undertakings and obligations of any Party hereunder, whenever “best efforts” is required in the Agreement: (i) there is an element of commercial reasonableness in every best efforts obligations; and (ii) the mere failure of a Party to achieve an objective for which best efforts is required shall not result in a default by the Party and shall not give rise to a claim against the Party or its employees and agents, provided that such Party used such best efforts.

6.             This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be as effective as delivery of a manually executed counterpart.

7.             Notwithstanding anything to the contrary contained herein, this Agreement and its provisions may not be modified, amended, waived or supplemented except in a writing signed by each of the Parties.  For the avoidance of doubt, the Modified Plan (which Modified Plan shall be wholly consistent with all provisions, terms and conditions of this Agreement) shall not be deemed to be an amendment of this Agreement.

8.             Upon execution hereof, each of the Parties consents to the adjournment of the Motion in Aid Hearings through August 31, 2006.  Until July 31, 2006, and thereafter upon the filing of the Modified Plan and related disclosure statement or supplement consistent in all material respects with the terms hereof and the approval of the disclosure statement or supplement, the Motion in Aid Hearings and the related Rule 2004 discovery pertaining to the ACC Committee shall be adjourned so long as the Modified Plan has not been withdrawn, terminated or modified in a manner adverse to a Party absent written consent of such Party; provided, however, in the event that any party subject to the Rule 2004 order acts in a manner inconsistent with this Agreement (whether by opposing this Agreement, engaging in motion practice, objecting to confirmation of the Modified Plan or otherwise), the 2004 discovery and any and all process relating to the subject matter of the 2004 discovery shall proceed with respect to such party.  Voting with respect to the Modified Plan by an entity that is not a Party to this Agreement shall not, in and of itself, be considered an act inconsistent with this Agreement.  Except as specifically provided for herein, this Agreement shall not limit or affect in any way any rights, liabilities of or claims against any entity that is not a Party to this Agreement, including but not limited to claims now held or that may hereafter be asserted by any Party.

9.             The Debtors shall use their best efforts to: (i) implement the terms hereof and shall take all actions necessary to confirm the Modified Plan to the extent they are co-proponents thereof, (ii) cooperate with the New Creditor Parties in connection with the prosecution and implementation of the Modified Plan and the transactions contemplated thereby, (iii) meet regularly with the New Creditor Parties and fully cooperate in the transition of the Debtors following the closing of the TWC Sale and following confirmation of the Modified Plan and work in good faith to prepare, negotiate and enter into an agreement (the “Transition Agreement”) for the transition of Debtors’ management at an appropriate time as set forth in section Plan Administrator, supra, and (iv) object to Claims and to resolve Disputed Claims as expeditiously as practicable and cooperate fully with the Subsidiary Trade Committee with respect to objections to and to the allowance or disallowance of Claims.

Without in any way impacting or affecting the terms of the Transition Agreement, subject to the applicable limitations imposed by law (including Regulation FD) and confidentiality obligations, to the extent practicable:

A.                                   On or prior to the closing of the Sale Transaction, the Debtors shall consult with a designee of the Creditors’ Committee (the “Committee Designee”)(8), with respect to any decisions reasonably expected to (i) materially reduce the proceeds to be received from the Buyers in the Sale Transaction below the proceeds projected by the Debtors in the information provided to the Creditors’ Committee in May 2006, or (ii) materially increase the liability of the Debtors to third-parties (such as

8                     The Creditors' Committee shall select the Committee Designee in its sole discretion; provided, however, that (a) the Committee Designee shall have such experience and qualifications as are sufficient to enable the Committee Designee to perform its functions hereunder, (b) the Committee Designee shall not be a member of the Creditors’ Committee or an employee or affiliate of a member of the Creditors’ Committee, and (c) the Committee Designee shall be subject to Bankruptcy Court approval.

taxing authorities and litigation claimants) above the levels projected by the Debtors in the information provided to the Creditors’ Committee on May 2006, and

B.  After the closing of the Sale Transaction—

(i)                                     the Debtors shall consult with the Committee Designee with respect to actions that would reasonably be expected to materially adversely impact creditor recoveries projected by the Debtors in the information provided to the Creditors’ Committee in May 2006, and with respect to any matters as to which the Debtors are required by this agreement to consult with the creditors, including the distribution of the Restitution Fund and adjustments to the Sale Transaction (collectively, the “Subject Actions”).  To the extent practical, (a) such consultations shall be conducted in a time frame, and accompanied by information, so as to reasonably enable the Committee Designee to provide informed advice to the Creditors’ Committee and informed input to the Debtors with respect to such matters, and (b) such Committee Designee will be included in any meetings with representatives of the Department of Justice (subject to consent by the Department of Justice) that are attended by an executive officer of the debtors, and, subject to the consent of Time Warner and Comcast, any meetings with such companies attended by an executive officer of the Debtors at which such officer reasonably anticipates new, material information will be made available by the Debtors or such companies, or the possibility of new, material concessions by either the Debtors or the Buyers will be discussed;

(ii)                                  the Debtors will meet regularly with the Committee Designee to update such Committee Designee on material matters impacting distributable value;

(iii)                               all consultations referred to herein will be with senior executives of the Debtors, which consist of the CEO and the Executive Vice Presidents.  At the sole and absolute discretion of such senior executives, employees at lower levels will be made available for such consultations; and

(iv)                              the consultations with the Committee Designee provided for herein are not intended to exclude high-level consultations with the Creditors’ Committee not involving duplication or undue burden on the Debtors.

If the Committee Designee reasonably believes that a Subject Action is not in the best interests of the Debtors’ estates, the Committee Designee shall set forth in reasonable detail the basis for such belief in written notice to the Debtors (the “Objection Notice”), and (a) if on or prior to the closing of the Sale Transaction, the Committee Designee shall have the right to seek, on an expedited basis, an order of the Bankruptcy Court prohibiting the Debtors from taking a Subject Action, (b) if after the closing of the Sale Transaction, the Debtors receive an Objection Notice with respect to a Subject Action, the Debtors shall not take such Subject Action pending an order of the Bankruptcy Court, and the Debtors shall have the right to seek, on an expedited basis, an order of the Bankruptcy Court granting the Debtors the authority to take such Subject Action.

Nothing in this Agreement shall be interpreted to require the Debtors to take any actions that would, in their reasonable judgment constitute a violation or breach of, or constitute a waiver of material rights under, the Government Settlement Agreement, the Purchase Agreements, the Sale Order, the Debtors JV Plan or the Confirmation Order.

10.           The Creditors’ Committee (in cooperation with the Parties) shall have primary responsibility for the documentation and prosecution of the Modified Plan and all related supplements.  The Debtors shall have primary responsibility (in cooperation with the Parties) for the documentation of all necessary disclosure and balloting materials.  Each of the co-proponents shall be provided with a meaningful opportunity to review and comment on all drafts and pleadings related to the Modified Plan prior to filing with the Bankruptcy Court.

11.           Unless otherwise agreed to in writing by the Parties as set forth below, it shall be a condition of the Effective Date of the Modified Plan that (i) the Effective Date of the Modified Plan shall be the later of September 15, 2006 or 15 days after the closing of the TWC Sale, but in no event shall such Effective Date be later than October 31, 2006, (ii) distribution of TWC Class A Common Stock to creditors shall be materially completed prior to October 31, 2006, and (iii) the Debtors shall be in a position to distribute to ACC on the Effective Date or immediately thereafter the ACC Effective Date Settlement Distribution totaling at least $1.080 billion (before deducting the Reserve relating to the True-Up Mechanism) from the Initial ACC Settlement Consideration, the Third Party Give Ups, the Incremental Arahova Advance and Identified Sources above $125 million. The conditions in clauses (i) and (ii) may be waived in writing by agreement of all the Parties. The condition in clause (iii) may be waived in writing by the ACC Committee.

12.           In the event the Modified Plan is not confirmed, this Agreement shall be null and void and of no force and effect.

13.           In the event there is any dispute or disagreement between the New Creditor Parties regarding the meaning or interpretation of this Agreement, the Monitor shall resolve any and all disputes fully and finally, provided, however, such determination shall not be binding on the Debtors absent an order of the Bankruptcy Court with respect to the Debtors’ obligations hereunder.  All other disputes shall be resolved by the Bankruptcy Court.

14.           Any creditor or group of creditors can become a Party to this Agreement by executing a joinder, in form and substance satisfactory to the Parties, agreeing to be bound by the terms hereof.

15.           Notwithstanding anything to the contrary contained herein, none of the Third Party Give Ups from any Party shall increase without the written consent of such Party and such consent may be withheld at such Party’s sole discretion.

16.           The Debtors’ obligations under this Agreement shall be subject to the entry by the Bankruptcy Court of an order approving a disclosure statement with respect to the Modified Plan and authorizing the Debtors to propose the Modified Plan as provided herein.  The co-proponents shall seek to pursue and achieve the solicitation of the Modified Plan as soon as reasonably possible.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

Agreed and Accepted by:

W.R. HUFF ASSET MANAGEMENT CO., L.L.C.

/s/ Michael McGuiness
By: Michael McGuiness

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

/s/ Brad Eric Scheler
By: Brad Eric Scheler, Esq.
A Member of the Firm

Counsel to W.R. Huff Asset Management Co., L.L.C.

APPALOOSA MANAGEMENT LP

/s/ Ronald Goldstein
(by Gerard Uzzi, as attorney-in-fact)
By: Ronald Goldstein

DEUTSCHE BANK SECURITIES INC

/s/ Matthew Doheny
(by Gerard Uzzi, as attorney-in-fact)
By: Matthew Doheny

WHITE & CASE LLP

/s/ Gerard Uzzi
By: Gerard Uzzi, Esq.

/s/ Christopher Shore
(by Gerard Uzzi, as attorney-in-fact)
By: Christopher Shore, Esq.

Counsel to the Ad Hoc Committee of Arahova Noteholders (Except with respect to the treatment of the Bank Claims)

TUDOR INVESTMENT CORPORATION

/s/ Darryl Schall
By: Darryl Schall

HIGHFIELDS CAPITAL

/s/ Joseph Mazzella
By: Joseph Mazzella

FRANKLIN MUTUAL ADVISERS, LLC

/s/ Bradley Takahashi
(by Alan Lungen, as attorney-in-fact)
By: Bradley Takahashi

PACHULSKI STANG ZIEHL YOUNG JONES & WEINTRAUB LLP

/s/ Dean Ziehl
By: Dean Ziehl, Esq.

Attorneys for the Committee II

DUNE CAPITAL

/s/ Jon Lukomnik
By: Jon Lukomnik

KRAMER LEVIN NAFTALIS & FRANKEL LLP

/s/ Amy Caton
(by Alan Lungen, as attorney-in-fact)
By: Kenneth H. Eckstein, Esq.
Amy Caton, Esq.

Attorneys for the Ad Hoc Committee of FrontierVision Noteholders

AD HOC ADELPHIA TRADE CLAIMS COMMITTEE
[Referred to herein as the Subsidiary Trade Committee]

/s/ Steven Pohl
By: Steven Pohl, Esq.

BROWN RUDNICK BERLACK ISRAELS LLP

/s/ Steven Pohl
By: Steven Pohl, Esq.

Attorneys for the Ad Hoc Adelphia Trade Claims Committee

OFFICIAL COMMITTEE OF UNSECURED CREDITORS

/s/ Michael McGuiness
By: Michael McGuiness
Its: Chairperson

KASOWITZ, BENSON, TORRES & FRIEDMAN LLP

/s/ David Friedman
(by Alan Lungen, as attorney-in-fact)
By: David M. Friedman, Esq.

Attorneys for the Official Committee of Unsecured Creditors

ADELPHIA COMMUNICATIONS CORP. (for itself and on behalf of each of the Debtors)

/s/ William T. Schleyer
By: William T. Schleyer
Its: Chairman and Chief Executive Officer